THE COOPER COMPANIES, INC.
2023 LONG-TERM INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
The Cooper Companies, Inc., a Delaware corporation (the “Company”), pursuant to its 2023 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an award of performance stock units (“Performance Stock Units” or “PSUs”). Each vested Performance Stock Unit represents the right to receive, in accordance with the Performance Stock Unit Award Agreement attached hereto as Exhibit A and the Performance Conditions attached hereto as Exhibit B, including any additional provisions for Participant’s country of residence, if any, set forth in the Appendix for Participant’s country (the “Country Provisions,” and collectively, the “Agreement”), up to two shares of Common Stock (“Shares”). The award of Performance Stock Units (the “Award”) is subject to all of the terms and conditions set forth herein and in the Agreement, the Country Provisions (if applicable) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Stock Unit Award Grant Notice (the “Grant Notice”), the Country Provisions and the Agreement.

Participant:	[__________________________]
Grant Date:	[__________________________]
Target Number of PSUs:	[_____________]
Vesting and Settlement:
On the Determination Date (as defined in Exhibit B), the Committee shall determine the Achievement Factor in accordance with Exhibit B. On the Determination Date, a number of Shares determined by multiplying the Target Number of PSUs times the Achievement Factor shall be issued to Participant.
For the avoidance of doubt, in the event the Achievement Factor equals zero, no Shares will be issued in respect of the PSUs and all PSUs shall terminate for no consideration on the Determination Date. Any PSUs that are unvested as of the date Participant incurs a Termination of Service (after giving effect to any accelerated vesting pursuant to Section 12.2 of the Plan, as modified by Section 2.3 of the Agreement[, and except as otherwise provided in Section 2.4 of the Agreement]) shall thereupon terminate for no consideration.
The maximum number of Shares that may be issued in settlement of the PSUs is [_____________].[1]

If the Company uses an electronic capitalization table system (such as Shareworks, Carta or Equity Edge) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information will be deemed to come from the electronic capitalization system and is considered part of the Award and the Agreement. In addition, the Company’s signature below shall be deemed to have occurred by the Company’s input of the PSUs in
1 To equal 2 times the Target Number of PSUs.

The Cooper Companies, Inc.
PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

such electronic capitalization table system and Participant’s signature below shall be deemed to have occurred by Participant’s online acceptance of the PSUs through such electronic capitalization table system.
By Participant’s acceptance of the PSUs through the online acceptance procedure established by the Company or by signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan and the Agreement (including this Grant Notice). Participant has reviewed the Plan and the Agreement (including this Grant Notice) in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan and the Agreement (including this Grant Notice). Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan and the Agreement (including this Grant Notice). In addition, by accepting the PSUs through the online acceptance procedure established by the Company or by signing below, Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 3.1(b) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to Participant upon vesting of the PSUs, (ii) instructing a broker on Participant’s behalf to sell shares of Common Stock otherwise issuable to Participant upon vesting of the PSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 3.1(b) of the Agreement or the Plan.

THE COOPER COMPANIES, INC.:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

The Cooper Companies, Inc.
PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

EXHIBIT A
TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
PERFORMANCE STOCK UNIT AWARD AGREEMENT
Pursuant to the Performance Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Award Agreement, including any additional non-U.S. and country-specific terms and conditions set forth in any appendices attached hereto (this “Agreement”) is attached, The Cooper Companies, Inc., a Delaware corporation (the “Company”), has granted to Participant the number of restricted stock units (“Performance Stock Units” or “PSUs”) set forth in the Grant Notice under the Company’s 20232 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”). Each vested Performance Stock Unit represents the right to receive up to two shares of Common Stock (“Shares”) upon vesting.
ARTICLE I.
GENERAL
1.1Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. If the Country Provisions apply to Participant, in the event of a conflict between the terms of this Agreement, the Grant Notice and the Country Provisions, the terms of the Country Provisions shall control.
ARTICLE II.
GRANT OF PERFORMANCE STOCK UNITS
1.1Grant of PSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan, this Agreement and the Country Provisions (if applicable), effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to Participant an award of PSUs under the Plan (the “Award”), subject to adjustments as provided in Section 12.2 of the Plan.
1.2Unsecured Obligation to PSUs. Unless and until the Achievement Factor (as defined in Exhibit B) is greater than zero and until the PSUs have vested in the manner set forth in Article II hereof, Participant will have no right to receive Common Stock or other property under any such PSUs. Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
1.3Vesting Schedule.
(a)Subject to Section 2.4 hereof, the PSUs shall vest and become nonforfeitable as set forth in the Grant Notice under “Vesting and Settlement.” Notwithstanding the foregoing and the Grant Notice, but subject to Section 2.4 hereof, in the event of a Change in Control, the PSUs shall be treated pursuant to Section 12.2 of the Plan. For purposes of Section 12.2 of the Plan and this Section 2.3, the Participant will be deemed to have incurred a Termination of Service without “cause,” if Participant experiences a Termination of Service effected by the Company or a Subsidiary for other than Cause (as defined below) or by Participant for Good Reason (as defined below).
(b)For purposes of this Section 2.3, the term “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement between Participant and the Company or any Subsidiary; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, “Cause” means, with respect to

Participant, the occurrence of any of the following: (i) Participant’s conviction or plea of guilty or nolo contendere to any felony; (ii) Participant’s willful misconduct in performing Participant’s duties, where such misconduct has had or is reasonably likely to have a material adverse effect upon the Company and its Subsidiaries; or (iii) any material breach of any employment agreement, confidential information agreement or similar agreement, or any other fully executed agreement between Participant and the Company or any of its Subsidiaries, or of the Company’s and its Subsidiaries’ policies. Notwithstanding the foregoing, if any act or omission giving rise to Cause is reasonably capable of cure, “Cause” for the Company or any Subsidiary to terminate Participant shall not exist unless: (x) the Company or the applicable Subsidiary provides Participant with specific written notice of the existence of the condition giving rise to Cause within 30 days after the condition giving rise to Cause was first reasonably discoverable by the Company or its applicable Subsidiary; and (y) Participant fails to cure such condition within 30 days after Participant’s receipt of such written notice.
(c)For purposes of this Section 2.3, the term “Good Reason” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement between Participant and the Company or any Subsidiary; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, “Good Reason” means, with respect to Participant, the occurrence of any of the following without Participant’s prior written consent: (i) one or more reductions in Participant’s combined base salary and target bonus opportunity that result in a total reduction of more than ten percent in Participant’s target package (which consists of the combined cash value of Participant’s base salary and target bonus opportunity, irrespective of the actual amount of any performance bonus awarded) over the 12 month period immediately preceding such reductions, unless such reductions are made pursuant to one or more across-the-board reductions of the base salaries and/or target bonus opportunities of all similarly situated employees of the Company or its applicable Subsidiary; (ii) a material diminution of Participant’s duties, authority or responsibilities taken as a whole; or (iii) an involuntary relocation of Participant’s principal place of employment to a location that increases Participant’s one-way commute from Participant’s principal residence by more than 50 miles. For the avoidance of doubt, if Participant directly reports to the Company’s Chief Executive Officer, any change resulting in Participant no longer reporting to the Company’s Chief Executive Officer shall constitute a material diminution of Participant’s duties, authorities, or responsibilities as set forth in clause (ii) above in this subsection (c). Notwithstanding the foregoing, “Good Reason” for Participant to resign shall not exist unless: (x) Participant provides the Company or its applicable Affiliate with specific written notice of the existence of the condition giving rise to Good Reason within 90 days after its initial occurrence; (y) the Company or its applicable Subsidiary fails to remedy such condition within 30 days after its receipt of such written notice; and (z) Participant resigns and terminates Participant’s employment within 90 days after the cure period has lapsed.
1.4Forfeiture, Termination and Cancellation upon Termination of Service.
(a)Notwithstanding any contrary provision of this Agreement or the Plan, except as otherwise provided in Section 2.4(c) or determined by the Administrator, upon Participant’s Termination of Service for any or no reason (and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed), all PSUs which have not vested prior to or in connection with such Termination of Service shall automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights under this Agreement. Except as otherwise provided in Section 2.4(c), no portion of the PSUs which has not become vested as of the date on which Participant incurs a Termination of Service shall thereafter become vested, except as may otherwise be provided by the Administrator or as set forth in a written agreement between the Company (or any Subsidiary that is the employer of Participant) and Participant.
(b)For purposes of the PSUs, Participant’s Termination of Service will be considered to occur on the date Participant is no longer actively providing services to the Company or any Subsidiary, and unless otherwise expressly provided in this Agreement or determined by the Administrator, Participant’s right to vest in the PSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed). The Company shall have the discretion to determine when Participant is no longer actively providing services for purposes of Participant’s PSUs (including whether Participant may still be considered to be providing services while on a leave of absence).
(c)[Notwithstanding Section 2.4(a) or (b), in the event Participant experiences a Termination of Service as a result of death, Disability or Retirement, then that number of PSUs calculated by multiplying the total number of PSUs times a fraction, the numerator of which is the number of full months that have elapsed in the Performance Period as of the date of such Termination of Service and the denominator of which is the number of full months comprising the Performance Period, shall remain outstanding and eligible to vest based on the Determination Date and any remaining PSUs shall thereupon forfeit. Participant’s month of Termination of Service will be considered a complete month if Participant’s date of death, Disability or Retirement occurs on or after the 15th day of that month. If the proration results in a fractional number of PSUs, the number will be rounded up to the nearest whole number. In the event of Participant’s death, Participant’s beneficiary or estate shall be entitled to the Shares issuable on the Determination Date to which Participant otherwise would have been entitled under the same conditions as would have been applicable to Participant.]
1.5Issuance of Shares upon Vesting. As soon as administratively practicable following the vesting of any Performance Stock Units pursuant to Section 2.3 hereof, but in no event later than 30 days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A), the Company shall deliver to Participant (or any transferee permitted under Section 3.2 hereof) either, as determined by the Company, in its sole discretion, (i) a number of Shares or (ii) a cash payment in the amount equal to the Fair Market Value, as of the date of vesting, of a number of Shares equal to the number of PSUs subject to the Award that vest on the applicable vesting date. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 10.4 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.
1.6Conditions to Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 10.4 of the Plan.
1.7Rights as Stockholder. The holder of the PSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the PSUs and any Shares underlying the PSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.2 of the Plan.
ARTICLE III.
OTHER PROVISIONS
1.1Taxes.
(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale or disposal of Shares and the receipt of any dividends; and

(ii) do not commit to and are under no obligation to structure the terms of the grant of the PSUs or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Tax Withholding. Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to withhold any and all Tax-Related Items by one or a combination of the following: (i) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to Participant; (ii) accepting a payment from Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (iii) accepting the delivery of Shares, including Shares delivered by attestation; (iv) retaining Shares from settlement of the PSUs; (v) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is to be satisfied, selling Shares issued pursuant to the PSUs, either voluntarily by Participant or mandatorily by the Company; (vi) accepting delivery of a promissory note or any other lawful consideration; and/or (vii) any other method of withholding determined by the Company and to the extent required by Applicable Law or the Plan, approved by the Administrator.
(c)Withholding Rates. The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may be able to receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)Company’s Obligation to Deliver Shares. The Company shall not be obligated to deliver any Shares to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items applicable to the taxable income of Participant resulting from the grant or vesting of the Performance Stock Units or the issuance of Shares.
1.2Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.
1.3Transferability. The PSUs shall be subject to the restrictions on transferability set forth in Section 10.3 of the Plan.
1.4Tax Consultation. Participant understands that Participant may suffer adverse tax consequences in connection with the PSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto). The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding Participant’s participation in the Plan or the Agreement or any receipt of the PSUs or sale of Shares acquired upon settlement of the PSUs. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the PSUs and the issuance of Shares with respect thereto and that Participant is not relying on the Company for any tax advice.

1.5Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
1.6Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.
1.7Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.7, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or comparable non-U.S. postal service.
1.8Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs awarded under the Plan or future PSUs that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
1.9Participant’s Representations. If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company or its counsel.
1.10Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.11Governing Law and Venue. Except as required by Delaware corporate law, the laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. By entering into this Agreement, Participant irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America, in each case located in the State of California, for any action arising out of or relating to this Agreement and the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company shall be effective service of process for any litigation brought against it in any such court. By entering into this Agreement, Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of the Plan or this Agreement in the courts of the State of California or the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By entering into this Agreement, Participant irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or this Agreement.
1.12Conformity to Applicable Law. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

1.13Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of Participant, unless such action is necessary to ensure or facilitate compliance with Applicable Law, as determined by the Administrator.
1.14Successors and Assigns. The Company may assign any of its rights and delegate any of its obligations under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
1.15Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
1.16Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall (i) be interpreted as forming or amending an employment or service contract, (ii) confer upon Participant any right to commence or continue to serve as an Employee, Consultant or other service provider of the Company or any of its Subsidiaries or (iii) interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise by Applicable Law or in a written agreement between the Company or a Subsidiary (as applicable) and Participant.
1.17Entire Agreement. The Plan, the Grant Notice and this Agreement (including Exhibit B and the Country Provisions) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, provided that the PSUs shall be subject to any accelerated vesting provisions in any written agreement between Participant and the Company (or any Subsidiary that is the employer of Participant) or a Company plan pursuant to which Participant is eligible to participate, in each case, in accordance with the terms therein.
1.18Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
1.19Section 409A. The Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for the Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
1.20Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the

Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to PSUs, as and when payable hereunder.
1.21Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, such provision shall be severed from this Agreement and the remainder of the Agreement shall continue in full force and effect.
1.22Country-Specific Provisions. The PSUs shall be subject to the Country Provisions, if any, for Participant’s country of residence, as set forth in the Country Provisions. If Participant relocates to one of the countries included in the Country Provisions during the life of the PSUs, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
1.23Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, the PSUs and the Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
1.24Language. By participating in the Plan, Participant acknowledges that Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of the Plan and the Agreement applicable to Participant’s country of residence. If Participant has received the Agreement and the Plan applicable to Participant’s country of residence or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
1.25Nature of Grant. In accepting the PSUs, Participant acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(c)all decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Administrator;
(d)Participant is voluntarily participating in the Plan;
(e)the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments;
(f)the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h)the value of the Shares acquired upon vesting of the PSUs may increase or decrease in value;
(i)unless otherwise agreed with the Company in writing, the PSUs and the Shares subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary of the Company;
(j)unless otherwise provided in the Plan or by the Administrator in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from Participant’s Termination of Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is providing services or the terms of Participant’s employment or service agreement, if any); and
(l)neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the PSUs or of any amounts due to Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.
1.26Foreign Asset/Account, Exchange Control and Tax Reporting and Other Requirements. Depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the PSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. Participant further understands that Participant should consult Participant’s personal tax and legal advisors, as applicable on these matters.
1.27Insider Trading/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to acquire or sell Shares or rights to Shares (e.g., PSUs) under the Plan during such time as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Further, Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Participant should keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant is responsible for ensuring compliance with any applicable restrictions and should consult with Participant’s personal legal advisor on this matter.
1.28No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or the Agreement or any receipt of the PSUs or sale of Shares acquired upon settlement of the PSUs. Participant should consult Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan and the Agreement before taking any action related to the PSUs or the Shares.
* * * * *

EXHIBIT B
TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE
PERFORMANCE CONDITIONS
1.Definitions.
“GAAP” means Generally Accepted Accounting Principles.
“Non-GAAP EPS” means [___________].
“Performance Period” means the period commencing on January 1, 20__ and ending on the earlier of (i) December 31, 20__, or (ii) in the event of a Change in Control, (A) if the PSUs are not continued, converted, assumed, substituted or replaced by the surviving or successor entity in such Change in Control, immediately prior to the consummation of a Change in Control, or (B) if the PSUs continue in effect, or are assumed or an equivalent award is substituted in connection with such Change in Control, and Participant incurs a Termination of Service without “cause” (as set forth in Section 12.2 of the Plan and Section 2.3 of the Agreement) upon or within 12 months following the Change in Control, immediately upon such Participant’s Termination of Service.
2.Achievement Factor. As soon as administratively practicable (but in no event later than the first regularly scheduled meeting of the Committee following the completion of the Performance Period, or in the event the Performance Period ends immediately prior to the consummation of a Change in Control, no later than the latest date that permits the issuance of Shares before the consummation of the Change in Control), the Committee shall determine the Non-GAAP EPS for the Performance Period and calculate the Achievement Factor (such date of determination, the “Determination Date”). For the purposes hereof, “Achievement Factor” means that factor determined using the following table:

Performance Level	Threshold	Target	Maximum
Non-GAAP EPS
Achievement Factor	50%	100%	200%
If the Non-GAAP EPS achieved during the Performance Period is between two of the levels set forth in the table above, the Achievement Factor shall be determined using linear interpolation. For the avoidance of doubt, in no event shall the Achievement Factor exceed 200%, and if the Non-GAAP EPS is less than the “Threshold” set forth in the table above, the Achievement Factor shall be 0.

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APPENDIX
TO PERFORMANCE STOCK UNIT AWARD AGREEMENT
Country Provisions for PSUs for Participants
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Award granted pursuant to the terms and conditions of The Cooper Companies, Inc. 2023 Long-Term Incentive Plan, as amended from time to time (the “Plan”) and the Performance Stock Unit Award Agreement to which this Appendix is attached (the “Agreement”) to the extent Participant resides and/or works in one of the countries listed below. To the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Appendix without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.
If Participant is a citizen or resident of a country (or if Participant is considered as such for local law purposes) other than the one in which Participant is currently residing and/or working, or if Participant transfers to another country after being granted the PSUs, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.
Participant acknowledges and agrees to the data privacy provisions set forth in Section 10.8 of the Plan.
Notifications
This Appendix also includes information relating to securities laws and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities and other laws in effect in the respective countries as of [_____]. Such laws are often complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time PSUs vest and are settled or Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation. Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working (or if Participant is considered as such for local law purposes), or if Participant transfers to another country after being granted the PSUs, the information contained herein may not be applicable to Participant.
[Insert Individual Country Provisions]
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